Exhibit 99.1

NEWS
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS RECORD FIRST QUARTER RESULTS

Pitman, New Jersey - - May 15, 2006 - - K-Tron International, Inc. (NASDAQ-KTII) today reported record first quarter 2006 net income of $2.317 million, 41.0 percent higher than in the first quarter of 2005, on a 12.5 percent increase in year-over-year first quarter revenues to $32.11 million. Earnings per share (diluted) rose 37.7 percent to $0.84, also a first quarter record, from $0.61 per share (diluted) in last year’s first quarter.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the first quarter of 2005 were applied to the first quarter of 2006, the Company’s revenues would have increased approximately 16.1 percent instead of 12.5 percent. This is due to a stronger U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in the first quarter this year compared to the same period last year.

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron posted the best first quarter in its history, with record revenues, net income and earnings per share. The strong improvement over last year’s first quarter, which set the previous record for first quarter net income and EPS, was primarily due to increased spending by our customers in the Americas, cost reductions made last year in our process business line and the positive contribution from one month of operations of our newly acquired Gundlach business. Bookings for the first quarter were also at record levels, and our order backlog increased by $15.2 million, or 60.9 percent at constant foreign exchange rates, to $40.2 million at the end of the first quarter of 2006 compared to year-end 2005. This substantial backlog increase in the first quarter of 2006 was primarily the result of two large orders received by our process business line (approximately $9.45 million), as well as the addition of the Gundlach business. The two large orders are not expected to be shipped until the fourth quarter of 2006 and one of them may not be shipped until the first quarter of 2007, which means that they will remain in our backlog for most of this year.”

In addition to his comments on the Company’s performance, Mr. Cloues said that net debt (debt minus cash) increased by $9.22 million during the first quarter of 2006 from $1.94 million at year-end 2005 to $11.16 million at the end of the first quarter of 2006, primarily as a result of the March 3, 2006 acquisition of the Gundlach business.

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K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

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(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended
	April 1, 2006	April 2, 2005
Revenues	$32,114	$28,552
Operating income	$ 3,696	$ 2,791
Interest (expense)	(156)	(263)
Income before income taxes	3,540	2,528
Income taxes	1,223	885
Net income	$2,317	$ 1,643
Basic earnings per share	$ 0.90	$ 0.65
Diluted earnings per share	$ 0.84	$ 0.61
Weighted average number of common shares outstanding (basic)	2,578,000	2,535,000
Weighted average number of common & common equivalent shares outstanding (diluted)	2,771,000	2,693,000